Exhibit 2

IDENTITY OF MEMBERS OF GROUP

SC Fundamental Value Fund, L.P.
SC Fundamental LLC
SC Fundamental Value BVI, Ltd.
SC-BVI Partners
PMC-BVI, Inc.
SC Fundamental BVI, Inc.
Peter M. Collery
Neil H. Koffler
John T. Bird
David A. Hurwitz
SC Fundamental LLC Employee Savings and Profit Sharing Plan